Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 21, 2002 relating to the financial statements and financial statement schedule of Constellation Energy Group, Inc., which appears in Constellation Energy Group's Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP


Baltimore, Maryland
May 24, 2002